Exhibit 5.2

[NYEMASTER GOODE LETTERHEAD]

September 15, 2016

Interstate Power and Light Company

Alliant Energy Tower

200 First Street, SE

Cedar Rapids, Iowa 52401-1409

Ladies and Gentlemen:

We have acted as special Iowa counsel to Interstate Power and Light Company, an Iowa corporation (the “Company”), in connection with the sale by the Company of $300,000,000 aggregate principal amount of 3.70% Senior Debentures due 2046 (the “Debentures”). The Debentures will be issued under an indenture dated as of August 20, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Documents (hereafter defined).

In connection with this opinion, we have examined executed copies of the Underwriting Agreement by and among the Company, Barclays Capital, Inc., J.P. Morgan Securities, LLC, and KeyBanc Capital Markets, Inc., and the Debentures (collectively, the “Transaction Documents”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Articles of Incorporation, as amended, the Company’s bylaws, as amended and/or restated to date, resolutions of the Company’s Board of Directors, and such other documents and corporate records relating to the Company and the issuance and sale of the Debentures as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and the other information made available to us by the Company. We have further assumed that the Indenture has been duly authorized, executed and delivered by, and represents the legal, valid and binding obligation of, the Trustee.

Interstate Power and Light Company

September 15, 2016

Statements made herein “to our knowledge” are based solely on information actually known to those attorneys currently practicing with this firm and engaged in the representation of the Company in connection with the Transaction Documents. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

Based upon the foregoing, we are of the opinion that:

(a) Based solely on the Certificate of Existence dated September 14, 2016, issued by the Secretary of State of Iowa, the Company is validly existing as a corporation under the laws of the State of Iowa, attached as Exhibit I hereto.

(b) The Company has the requisite corporate power and authority to execute, deliver and perform all of its undertakings under the Transaction Documents.

(c) The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company.

In connection with the opinions expressed above, we have assumed that, at or before the time of the delivery of the Debentures, (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded, and (ii) there shall not have occurred any change in law affecting the validity or enforceability of the Debentures. We express no opinion as to the laws of any jurisdiction other than the State of Iowa.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 (Registration No. 333-200941-01) filed with the Securities and Exchange Commission (the “Registration Statement”). In giving this consent, we do not thereby admit that we come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

NYEMASTER GOODE, P.C.

By:	/s/ Willard L. Boyd III
Willard L. Boyd III